Exhibit 10.16
EMPLOYMENT AGREEMENT
     THE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 19, 2007, by and among GNC Acquisition Holdings Inc., a Delaware corporation (“Holdings”), General Nutrition Centers, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Centers,” and together with Holdings, referred to herein as “GNC”), and Beth J. Kaplan (the “Executive”).
     WHEREAS, GNC desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment of the Executive; Duties.
          1.1 Title. During the Employment Period (as defined in Section 2.1 hereof), the Executive shall serve as (a) President and Chief Merchandising and Marketing Officer of Centers and (b) President and Chief Merchandising and Marketing Officer of Holdings.
          1.2 Duties. During the Employment Period, the Executive shall do and perform all services and acts reasonable to fulfill the duties and responsibilities of the Executive’s positions and shall render such services on the terms set forth herein, which shall include supervision and management of all aspects of marketing, merchandising, product and brand development, scientific affairs, and internet development. In addition, the Executive shall have such other executive and managerial powers and duties as may be reasonably assigned to the Executive by the Chief Executive Officer of Centers (the “Centers CEO”) or the Chief Executive Officer of Holdings (the “Holdings CEO”), as applicable, commensurate with the Executive’s positions. The Executive shall report solely and directly to the Holdings CEO. The Executive’s duties, titles and responsibilities shall not be changed materially at any time without her consent (other than during any period where the Executive is incapacitated due to physical or mental illness). Except for sick leave, reasonable vacations, excused leaves of absence, or as otherwise provided in this Agreement, the Executive shall, throughout the Employment Period, devote substantially all the Executive’s working time, attention, knowledge and skills faithfully, and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s positions in furtherance of the business affairs and activities of GNC and its Affiliates (as defined in Section 5.4(a)). Notwithstanding the foregoing, the Executive is permitted, to the extent such activities do not substantially interfere with the performance of her duties and responsibilities under this Agreement or create an adverse business conflict with any Company Party (as defined in Section 5.4(b)), to (a) manage her personal, financial, and legal affairs, (b) serve on civic or charitable boards or committees (it being understood that her continuing to serve on the boards and committees set forth on Exhibit A, will, as of the Effective Date, be deemed not to interfere with the performance of her duties and responsibilities under this Agreement), and (c) deliver lectures or fulfill speaking engagements. The Executive shall at all times be subject to, comply with, observe and carry out faithfully to the best of her ability and in all material respects (a) Centers’ lawful rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time and (b) such lawful rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as either the Centers Board or the Holdings Board may from time to time reasonably establish or approve for their executive officers.
          1.3 Board Membership. During the Employment Period, the Executive will serve as a member of the Board of Directors of Centers (“Centers Board”) and the Board of Directors of Holdings (“Holdings Board”).
     2. Term of Employment.
          2.1 Employment Period. The employment of the Executive hereunder will commence on January 2, 2008 (the “Effective Date”) and continue until the second (2nd) anniversary thereof (the “Initial Employment Period”), unless terminated earlier in accordance with the provisions of Section 4 of this Agreement.
          2.2 Extension. Unless terminated earlier in accordance with the provisions of Section 4 of this Agreement, the employment of the Executive will automatically continue after the end of the Initial Employment Period for additional and successive one (1)-year periods (each an “Extension Period” and, together with the Initial Employment Period, the “Employment Period”), unless GNC or the Executive notifies the other in writing not less than one (1) year prior to the end of the Initial Employment Period, or the end of the applicable Extension Period, of its or the Executive’s election, in its or the Executive’s sole discretion, not to extend the Employment Period.
     3. Compensation and General Benefits.
          3.1 Base Salary. During the Employment Period, Centers agrees to pay to the Executive an annual base salary in an amount not less than $675,000, to be reviewed annually by the Holdings Board or the compensation committee of the Holdings Board (the “Compensation Committee”), for upward adjustments only (as the Holdings Board (or the Compensation Committee), acting in its sole discretion, determines to be reasonable and appropriate); provided, however, that such amount will be increased pursuant to such review effective as of January 1 of each year during the Employment Period, beginning with January 1, 2009, by a percentage no less than the percentage increase in the Consumer Price Index for All Urban Consumers, as published by Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review (such base salary as adjusted from time to time, the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with Centers’ normal payroll practices and procedures in effect from time to time for the payment of salaries to executive officers of Centers, but in no event less frequently than monthly. In addition, Executive shall be paid within twenty days of execution of this Agreement a $250,000 signing bonus, 60% of which bonus shall be repaid, to Centers in the event Executive is terminated with cause or resigns without good reason (as defined below) within twelve months of the payment date.

          3.2 Bonus. During the Employment Period, the Executive shall be eligible to receive from Centers an annual performance bonus (the “Annual Bonus”), which shall have a target of seventy-five percent (75%) of Base Salary with a maximum of one hundred and twenty-five percent (125%) of Base Salary if Centers exceeds the annual goals for the applicable year. Centers guarantees payment of the 75% target bonus for 2008. Such annual goals shall be determined by the Holdings CEO in good faith consultation with the Executive, which consultation shall take place within a reasonable amount of time so as not to hinder Executive in meeting the goals established. Any Annual Bonus earned shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than March 31st of the following year, and in accordance with Centers’ normal payroll practices and procedures. The Annual Bonus shall be based on the achievement of corporate and personal goals and objectives established under the terms of a plan to be developed jointly in good faith by GNC and the Executive (the “Plan”). Except as otherwise expressly provided in Section 4, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall be contingent on the Executive’s continued employment with Centers through the date such payment is determined and becomes payable under the terms of the Plan.
          3.3 Expenses. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Agreement, Centers shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in performing the Executive’s duties hereunder on behalf of GNC or its Affiliates, subject to, and consistent with, Centers’ policies for executive officer expense payment and reimbursement, in effect from time to time. Centers shall also reimburse Executive for all reasonable roundtrip airfare, and related expenses, for travel to Pittsburgh and shall make an apartment available in Pittsburgh for Executive’s use.
          3.4 Fringe Benefits. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Agreement, the Executive shall be entitled to participate in, and to receive benefits under, (a) any benefit plans, arrangements, or policies made available by Centers to its executive officers generally, subject to and on a basis consistent with the terms, conditions, and overall administration of each such plan, arrangement or policy and (b) without limiting the foregoing, the benefits set forth on Exhibit B attached hereto (with items 6 through 13 listed on Exhibit B being referred to herein as the “Perquisites”).
          3.5 Equity Interests.
               (a) On the Effective Date, and upon Executive’s payment to Centers of $150,000, (which sum shall be credited toward the purchase described herein) the Executive shall be permitted to purchase $2,235,993 worth of shares of Holdings Class A Common Stock, at $6.93 per share (“Holdings Common Stock”), and $764,007 worth of Holdings preferred stock, at $5.41 per share (together with Holdings Common Stock, the “Holdings Stock”), pursuant to the terms and conditions of a Stock Purchase Agreement to be completed at the time of purchase, which terms shall not conflict with any terms or conditions herein. Such purchases must be made, if at all, on or before June 30, 2008.

               (b) On June 1, 2008 Executive shall be permitted to purchase $1,490,662 worth of Holdings Common Stock, at $6.93 per share, and $509,338 worth of Holdings Preferred Stock at $5.41 per share, pursuant to the terms and conditions of a Stock Purchase Agreement to be completed at the time of purchase. Such purchases must be made, if at all, on or before September 30, 2008.
               (c) On the Effective Date, Executive shall be granted non-qualified options under the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “Plan”) to purchase a total of 1,750,000 shares of Class A Common Stock, par value $0.001 per share, of GNC (the “Common Stock”), 50% of which shall have a per share exercise price of $6.93 and 50% of which shall have a per share exercise price of $10.39. The options will be time based and will vest annually over a four (4) year period on each anniversary of the grant date subject to the Executive’s continuous employment with Centers through each such vesting as follows: (i) 20% of the options shall vest following year one; (ii) 20% of the options shall vest following year two; (iii) 30% of the options shall vest following year three; and (iv) the remaining 30% of the options shall vest following year four. In the event Executive is terminated pursuant to Section 4.3, below, the vesting schedule set forth herein shall be accelerated by one (1) year. All options shall have an outside exercise date of ten (10) years from the date of grant, subject to earlier termination in certain circumstances, as defined in the Plan. Except as otherwise provided herein, the options shall be subject to the terms and conditions of the Plan. The Compensation Committee of the Holdings Board, may, in its sole discretion award additional options to Executive as it, and it alone, deems appropriate.
               (d) During the Employment Period and in the sole discretion of, and subject to the approval of, the Holdings Board (or any compensation committee or other appropriate committee under the Equity Incentive Plan), the Executive shall be eligible to participate in and be granted awards under the Equity Incentive Plan.
               (e) In the event of a Change in Control (as defined in Section 4.3(i)), all of the Executive’s stock options shall vest in full and become immediately exercisable and all restrictions with respect to restricted stock issued to the Executive, if any, shall lapse.
     4. Termination.
          4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.
          4.2 Death or Disability of the Executive.
               (a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive or, (ii) at the option of GNC, upon not less than fifteen (15) days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.2(c)).

               (b) In the event the Executive’s employment is terminated pursuant to this Section 4.2, then, subject to reduction by any benefits paid or payable to the Executive, the Executive’s beneficiaries or estate under any Centers-sponsored disability benefit plan program or policy for the period following such date of termination (provided, however, that no such reduction shall be made for any benefits paid upon the Executive’s death under Centers’ life insurance policy), the following provisions shall apply:
                    (i) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, (A) any accrued but unpaid Base Salary paid in accordance with Centers’ normal payroll practices and procedures, (B) any accrued but unpaid Annual Bonus, if any, with respect to the fiscal year prior to the year in which termination occurs, paid in accordance with Section 3.2 (the “Accrued Bonus”), (C) payment for any accrued but unpaid Perquisites in accordance with Centers’ normal payroll practices and policies, (D) payment for any accrued but unused vacation in accordance with Centers’ normal payroll practices and policies, and (E) reimbursement of expenses in accordance with Section 3.3 (collectively, “Accrued Obligations”);
                    (ii) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, a lump sum payment equal to the sum of (x) the Executive’s current Base Salary and (y) the annualized value of the Perquisites as determined in good faith by the Accounting Firm (as defined in Section 4.3(f)(ii)) using customary valuation methods, payable within thirty (30) days of such termination;
                    (iii) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, provided that bonus targets (other than individual targets) are met for the year of such termination (any such bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than March 15 of the following year, and in accordance with Centers’ normal payroll practices and procedures); and
                    (iv) if (x) the Executive, guardian or personal representative, as the case may be, timely elects continuation coverage (with respect to the Executive’s coverage or any eligible dependent coverage, as applicable) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to Centers’ group health insurance plan and (y) the Executive, guardian or personal representative, as the case may be, continue timely co-payment of premiums at the same level and cost as if the Executive were an employee of Centers (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Centers shall be responsible for payment of the monthly cost of COBRA Continuation Coverage to the same extent it paid for such coverage for the Executive’s coverage or any eligible dependent coverage, as applicable, immediately prior to the date of the termination pursuant to this Section 4.2, such payment to continue for the period permitted by COBRA; provided, however, that if, in the event of termination due to Total Disability, the Executive obtains other employment that offers substantially similar or improved group health benefits, COBRA Continuation Coverage shall cease.
               (c) Subject to the last sentence of this Section 4.2(c), for purposes of this Agreement, “Total Disability” means (i) the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by GNC that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable to substantially perform, with or without reasonable accommodation, the material duties of the Executive required by this Agreement, and that such disability has lasted for ninety (90) consecutive days or any one hundred twenty (120) days during the immediately preceding twelve (12) month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) the Executive’s qualifying for benefits under Centers long-term disability coverage, if any. In conjunction with determining Total Disability for purposes of this Agreement, the Executive hereby consents to (x) any reasonable examinations that the Holdings Board or the Compensation Committee determines are relevant and reasonably necessary to a determination of Total Disability or are required by GNC’s physician, (y) furnish such medical information as may be reasonably requested and (z) waive (only as to GNC and for the limited purpose of determining Total Disability in accordance with this Agreement, subject to an appropriate confidentiality understanding by GNC) any applicable physician patient privilege that may arise because of such examination. Notwithstanding anything to the contrary in this Section 4.2(c), “Total Disability” shall have the definition of “Disabled” contained in Section 409A of the Code, in any instance in which amounts are paid under this Agreement as a result of the Executive’s Total Disability and such amounts are treated as deferred compensation under Section 409A of the Code.
               (d) With respect to outstanding stock options and restricted stock held by the Executive as of the date of termination pursuant to this Section 4.2, any such options that would become vested and exercisable, and any restricted stock awards the restrictions with respect to which would lapse, in each case assuming the Executive had continued to be employed with Centers, during the calendar year in which termination occurs and the year following the end of such calendar year shall immediately vest and become exercisable, as applicable, as of the date of the termination.
     4.3 Termination Without Cause or Resignation For Good Reason; Non-Renewal.
               (a) GNC may terminate the Executive’s employment without Cause (as defined in Section 4.3(g)), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.
               (b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason,” upon not less than sixty (60) days’ prior written notice to GNC specifying in reasonable detail the reason therefore; provided, however, that GNC shall have a reasonable opportunity to cure any such Good Reason (to the extent possible) within thirty (30) days after GNC’s receipt of such notice; and provided, further, that, if GNC is not seeking to cure, GNC shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period. A determination of whether the Executive has Good Reason under Sections 4.3(h)(i) or (ii) for termination of the Executive’s employment under this Agreement, and of whether GNC has effectively cured and thus eliminated the grounds for such Good Reason, shall be made only by the Holdings CEO within his/her sole judgment and discretion, acting in good faith after having met with Centers’ Vice President of Human Resources. A determination by the Holdings CEO made in accordance with this Section 4.3(b) that Good Reason does not exist or has been cured will not prevent the Executive from challenging such determination.
               (c) Following the Initial Employment Period, GNC may decline to renew this Agreement for an additional Extension Period, in accordance with Section 2.2 hereof, for reasons other than those that would otherwise constitute Cause.
               (d) In the event the Executive’s employment is terminated pursuant to this Section 4.3, whether by termination or non-renewal of this Agreement, then, subject to Sections 4.3(e) and 4.6 hereof, the following provisions shall apply once Executive’s term of employment has expired and in addition to compensation payable during such term:
                    (i) Centers shall pay the Executive the Accrued Obligations;
                    (ii) Centers shall pay the Executive a lump sum equal to eighteen (18) months of Executive’s Base Salary; provided, however, that if such termination occurs either (x) “in anticipation of” (as defined in Section 4.3(j)) or during the two (2) year period following, a Change in Control or (y) within the six (6) months prior to or at any time following, the consummation of the first public offering of the Holdings Common Stock or other equity securities of Holdings or any of its subsidiaries pursuant to a registration statement (other than on Form S-8 or similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission (an “IPO”), then such payment will be a lump sum of two (2) times the Base Salary and the annualized value of the Perquisites, as determined in good faith by the Accounting Firm using customary valuation methods. All payments pursuant to Sections 4.3(d)(i) and (ii) shall be made no later than fifteen (15) days of the date of termination;
                    (iii) Centers shall pay to the Executive a lump sum equal to the average Annual Bonus paid or payable under Section 3.2 with respect to the most recent three (3) fiscal years, starting no earlier than the Effective Date (determined by annualizing the bonus paid or payable with respect to any partial fiscal year); provided, however, that that if such termination occurs either (x) in anticipation of or during the two (2) year period following, a Change in Control or (y) within the six (6) months prior to or at any time following, an IPO, then such payment will be a lump sum of two (2) times the amount equal to the average Annual Bonus paid or payable under Section 3.2 with respect to the most recent three (3) fiscal years, starting no earlier than the Effective Date (determined by annualizing the bonus paid or payable with respect to any partial fiscal year). All payments pursuant to this Section 4.3(d)(iii) shall be made no later than fifteen (15) days of the date of termination. In the event Executive has not been employed for three (3) years at the time of termination, Executive shall be entitled to the average of the Annual Bonuses paid to her.
                    (iv) If the Executive elects continuation coverage (with respect to the Executive’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage. Unless prohibited by law, the Company shall reimburse the Executive for any portion of the monthly cost of COBRA Continuation Coverage that exceeds the amount of the monthly health insurance premium (with respect to the Executive’s coverage and/or any eligible dependent coverage) payable by the Executive immediately prior to the date of Executive’s termination, such reimbursements to continue through the expiration of the Employment Period in effect immediately prior to the date of termination, or, if Executive is terminated pursuant to 4.3, whether by termination without cause, resignation with good reason, or non-renewal, for the eighteen month period following the date of termination. The Company shall pay the reimbursements on a monthly basis in accordance with the Company’s normal payroll practices and procedures.
               (e) As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(d) hereof, the Executive agrees to execute a release in substantially the form attached hereto as Exhibit C.
               (f) (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by Centers or any Affiliate or successor of Centers or by any other Person (as defined in Section 5.4(f)) or that any other event occurring with respect to the Executive and Centers for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations or guidance promulgated or issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals three (3) times the Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code), minus one dollar ($1.00) (the “Payment Reduction”). The Executive shall have the right to designate those payments or benefits that shall be reduced or eliminated under the Payment Reduction to avoid the imposition of the Excise Tax, subject to the confirmation of the Accounting Firm (as defined herein) with respect to the intended effect thereof. Notwithstanding the foregoing, the Payment Reduction shall not apply if the Accounting Firm determines that, on an after-tax basis, the Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any

Payments than the amount of compensation retained following the Payment Reduction as required hereby.
                    (ii) Subject to the provisions of Section 4.3(f)(iii), all determinations required to be made under this Section 4.3(f), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be Centers’ outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and Centers within fifteen (15) business days of the receipt of notice from Centers or the Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by Centers. Any determination by the Accounting Firm shall be binding upon Centers and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 4.3(f)(iii) and (iv)), in the absence of material mathematical or legal error.
                    (iii) If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 4.3(f)(ii), the Accounting Firm subsequently determines that (A) a Payment Reduction should have been made and was not, or a larger Payment Reduction should have been made in accordance with Section 4.3(f)(ii) (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Executive, will be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and will be repaid by the Executive to Centers in full within thirty-five (35) days after the Executive receives notice of the Accounting Firm’s determination, which notice shall be provided to Executive within sixty (60) days of the date that Centers first learns of the Overpayment from the Accounting Firm; provided, however, that the amount of the Overpayment to be repaid by the Executive to Centers will be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in any applicable Excise Tax by reason of such repayment of the Overpayment, or (B) a Payment Reduction was made and should not have been made, or a smaller Payment Reduction should have been made in accordance with Section 4.3(f)(ii) (an “Underpayment”), any such Underpayment will be due and payable by Centers to the Executive within thirty-five (35) days after Centers receives notice of the Accounting Firm’s determination. Notwithstanding the foregoing, any subsequent determination by the Accounting Firm of an Overpayment or Underpayment in accordance with this Section 4.3(f)(iii) must be made within seventy-five (75) days after the Accounting Firm’s initial determination under Section 4.3(f)(ii).
                    (iv) The Executive shall give written notice to Centers of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within fifteen (15) days after the Executive shall have received written notice of such claim. The Executive shall cooperate with Centers in determining whether to contest or pay such claim and shall not pay such claim without the written consent of Centers, which shall not be unreasonably withheld, conditioned or delayed.
                    (v) This Section 4.3(f) shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.
               (g) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:
                    (i) the Executive’s conviction of, or plea of nolo contendere to, a crime which constitutes a felony;
                    (ii) the Executive’s willful disloyalty or deliberate dishonesty with respect to GNC or any of its Affiliates which is injurious to the financial condition, business or reputation of either of GNC or any of its Affiliates;
                    (iii) the commission by the Executive of an act of fraud or embezzlement against GNC or any of its Affiliates;
                    (iv) a material breach by the Executive of any provision of this Agreement or any other written contract or agreement between the Executive and Holdings or Centers or any of their Affiliates, which, if curable, is not cured within 30 days after delivery to the Executive by Holdings or Centers, as applicable, of written notice of such breach; provided, that, if such breach, if curable, is not capable of being cured within such 30-day period, the Executive will have a reasonable additional period as will be agreed to by Holdings or Centers, as applicable, in their sole discretion, to cure such breach; or
                    (v) the willful and continued failure by the Executive to materially perform the duties of the positions of President of Centers or President of Holdings or her continued failure to substantially perform duties requested or prescribed by the Centers CEO or the Holdings CEO (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or death), which, if curable, is not cured within 30 days after delivery to the Executive by Holdings or Centers, as applicable, of written notice of such failure; provided, that, if such failure, if curable, is not capable of being cured within such 30-day period, the Executive will have a reasonable additional period as will be agreed to by the Holdings CEO or Centers CEO, as applicable, in their sole discretion, to cure such failure.
     Cause will not exist solely because of the Executive’s, Centers’ or Holdings’ unsatisfactory performance. No act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of GNC or any of its Affiliates. A determination of Cause in accordance with this section shall not prevent the Executive from challenging the determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the determination.
               (h) the Executive may terminate her employment for “Good Reason” after she has actual knowledge of the occurrence, without her prior written consent (which consent shall be limited to the specific event in question and shall not constitute the waiver by the Executive of her right to withhold her consent with respect to any similar event or occurrence unless specifically stated in the consent), of any of the following:
                    (i) GNC’s failure to comply with any material provisions of this Agreement which is not cured within 30 days after the Executive has given written notice of such noncompliance to GNC;
                    (ii) a material adverse change by GNC in the Executive’s responsibilities, duties or authority (including, but not limited to any change in reporting obligation) as the President of Centers or as the President of Holdings, which, in the aggregate, causes the Executive’s positions with GNC to have less responsibility or authority than the Executive’s position immediately prior to such change (other than temporarily during any period where the Executive is incapacitated due to physical or mental illness);
                    (iii) removal of the Executive from the position of President of Centers or from the position of President of Holdings, or failure to elect (or appoint) the Executive to, or removal of the Executive from, the Centers Board or the Holdings Board;
                    (iv) a reduction in the Executive’s Base Salary;
                    (v) GNC’s failure to appoint Executive Chief Executive Officer of Holdings and Centers in the event Joseph M. Fortunato ceases to serve as Chief Executive Officer of Holdings and Centers;
                    (vi) the Company moves its headquarters to a location more than 100 miles from the location as of the Effective Date.
     In the event that the Executive has actual knowledge of an event or occurrence giving the Executive a right to terminate her employment for Good Reason for a period of more than ninety (90) days, such event or occurrence shall cease to constitute Good Reason; provided, however, that the foregoing will not constitute a waiver of the Executive’s right to terminate this Agreement for Good Reason for any subsequent similar event or occurrence.
               (i) For purposes of this Agreement, a “Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:
                    (i) the acquisition (including any acquisition through purchase, reorganization, merger, consolidation or similar transaction) in one or more transactions by any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 4.3(i) only, a “Person”), other than any acquisition by any Permitted Holder or any of its Related Parties or a Permitted Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares or other securities (as defined in Section 3(a)(10) of the Exchange Act) representing 50% or more of either (1) the Holdings Common Stock or (2) the combined voting power of the securities of Holdings entitled to vote generally in the election of directors of the Holdings Board (the “Holdings Voting Securities”), in each case calculated on a fully diluted basis after giving effect to such acquisition; provided, however, that none of the following acquisitions shall constitute a Change in Control as defined in this clause (i): (A) any acquisition by any Person or group of Persons consisting solely of stockholders of Holdings on the Effective Date, (B) any acquisition so long as such acquisition does not result in any Person (other than any stockholder or stockholders of Holdings on the Effective Date), beneficially owning shares or securities representing 50% or more of either the Holdings Common Stock or Holdings Voting Securities, (C) any acquisition, after which the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Holdings Board; or
                    (ii) any election has occurred of Persons to the Holdings Board that causes two-thirds of the Holdings Board to consist of Persons other than (A) Persons who were members of the Holdings Board on the Effective Date and (B) Persons who were nominated for elections as members of the Holdings Board at a time when two-thirds of the Holdings Board consisted of Persons who were members of the Holdings Board on the Effective Date; provided, however, that any Person nominated for election by a Holdings Board at least two-thirds of whom constituted Persons described in clauses (A) or (B) or by Persons who were themselves nominated by such Holdings Board shall, for this purpose, be deemed to have been nominated by a Holdings Board composed of Persons described in clause (A); or
                    (iii) approval by the stockholders of Holdings of (A) a complete liquidation or dissolution of Holdings or Centers or (B) the sale or other disposition (other than a merger or consolidation) of all or substantially all of the assets of Holdings and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder or a Related Party of a Permitted Holder; or
                    (iv) Centers ceases to be a direct or indirect wholly owned subsidiary of Holdings.
     For purposes of this Section 4.3(i), the following terms shall have the following meanings:
          (1) “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d) of the Exchange Act) at any time prior to Holdings’ initial public offering of common stock, solely by virtue of the Stockholders Agreement by and among Holdings, Ares, OTPP, the Executive, and the other parties thereto, as the same may be amended, modified or supplemented from time to time.

          (2) “Permitted Holder” means Ares, Ares Management, Inc., Ares Management LLC and OTPP.
          (3) “Related Party” means:
               (x) any controlling equityholder, managing general partner or majority-owned subsidiary, of any Permitted Holder;
               (y) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (x); or
               (z) any investment fund or similar entity managed by any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (x) or (y).
               (j) For purposes of this Agreement, the termination of the Executive’s employment shall be deemed to have been “in anticipation of” a Change in Control if such termination occurs at any time from and after the period beginning six (6) months prior to a Change in Control and such termination occurs (i) after a definitive agreement is entered into by Centers or Holdings providing for a Change in Control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control.
               (k) Notwithstanding anything in Section 4.3(i) to the contrary, “Change in Control” shall have the definition of “Change in Control” contained in Section 409A of the Code in any instance in which amounts are paid under this Agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Section 409A.
          4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason.
               (a) (i) GNC may terminate the employment of the Executive (and the Employment Period) at any time for “Cause,” or (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.
               (b) In the event the Executive’s employment is terminated pursuant to this Section 4.4, then the Executive shall be entitled to receive all of the Accrued Obligations (other than, in the event of a termination for Cause, the Accrued Bonus). All other rights of the Executive (and all obligations of GNC) hereunder shall terminate as of the date of such termination.
          4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by GNC and the

Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer and director positions that the Executive, immediately prior to such termination, (a) held with GNC or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, GNC or any of its Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then the Executive will, upon GNC’s request, execute any documents or instruments that GNC may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of Holdings, Centers or of any of their Affiliates to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of Holdings, Centers or their Affiliates is deemed by GNC or its Affiliates to be a more expedient means to effectuate such resignation or resignations.
          4.6 Section 409A of the Code. It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code and the regulations relating thereto so as not to subject the Executive to the payment of interest, tax, and penalties which may be imposed under Section 409A of the Code. Accordingly, the Executive and Centers agree to use reasonable best efforts to cooperate, including by restructuring the timing of payments under this Agreement, to avoid the imposition of any additional interest, tax, or penalty charge under Section 409A of the Code in respect of payments to the Executive under this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) if upon the employment termination date, the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to avoid the imposition on the Executive of any tax or penalty, including interest, under Section 409A of the Code, then Centers will defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s separation from service with Centers (or the earliest date as is permitted under Section 409A of the Code) and Centers will make all applicable payments that have accrued during such six (6) month period in a lump sum to the Executive following the expiration of such period. In no event whatsoever shall GNC or any of their Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.
     5. Confidentiality, Work Product, Non-Competition and Non-Solicitation.
          5.1 Confidentiality.
               (a) In connection with the Executive’s employment hereunder, GNC and its Affiliates intend to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d) hereof) in support of the Executive’s employment duties. The Executive recognizes that the business interests of GNC and its Affiliates require a confidential relationship between GNC, its Affiliates and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in Section 5.4(e) hereof) any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the benefit of GNC and its Affiliates within the course and scope of the Executive’s employment or with the prior written consent of the Holdings Board, or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to GNC or its Affiliates.
               (b) All Confidential Information, and all other information and property affecting or relating to the business of GNC and its Affiliates within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of GNC and its Affiliates, the appropriation, use or disclosure of which is governed and restricted by this Agreement.
               (c) The Executive acknowledges and agrees that:
                    (i) the Executive occupies a unique position within GNC, and the Executive is and will be intimately involved in the development or implementation of Confidential Information;
                    (ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and
                    (iii) any Misappropriation of Confidential Information will result in immediate and irreparable harm to GNC and its Affiliates.
               (d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify GNC and provide a description and, if applicable, hand deliver a copy of such request to GNC. The Executive irrevocably nominates and appoints GNC as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.
               (e) At any time GNC may reasonably request, during or after the Employment Period, the Executive shall deliver to GNC all originals and copies of Confidential Information and all other information and property affecting or relating to the businesses of GNC and its Affiliates within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, GNC shall have the right of reasonable access to review, inspect, copy or confiscate any Confidential Information within the Executive’s possession, custody or control.

               (f) Upon termination or expiration of this Agreement, the Executive shall immediately return to GNC or its Affiliates, as applicable, all Confidential Information, and all other information and property affecting or relating to the business of GNC and its Affiliates, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior request by GNC.
               (g) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of Holdings, Centers or any of their Affiliates or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of GNC or its Affiliates, as applicable.
          5.2 Work Product/Intellectual Property.
               (a) Assignment. The Executive hereby assigns to GNC all right, title and interest to all “Work Product” (as defined in Section 5.4(h) hereof) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).
               (b) Disclosure. The Executive shall promptly disclose Work Product to the Holdings Board and perform all actions reasonably requested by GNC (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Holdings Board.
          5.3 Non-Competition and Non-Solicitation.
               (a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement, including, without limitation, continued employment with Centers and the business relationships, goodwill, work experience, client, customer and vendor relationships and other fruits of employment that the Executive will have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3.
               (b) During the Employment Period and until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of any of the Company Parties are conducted:

                    (i) subject to Section 5.3(c), engage in a Competing Business (as defined in Section 5.4(c) hereof), including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;
                    (ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility or contact during the Employment Period, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with any of the Company Parties for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or
                    (iii) (A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant).
               (c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Exchange Act, and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Holdings Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.
               (d) The Executive acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Executive shall include, without limitation, an act by the Executive’s spouse, ancestor, lineal descendant, lineal descendant’s spouse, sibling or other member of the Executive’s immediate family.
               (e) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of GNC or its Affiliates, including without limitation, Confidential Information (including trade secrets), client, customer or vendor relationships, client or customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause, and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.
          5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
               (b) “Company Parties” means GNC and its direct and indirect subsidiaries and Affiliates and their successors in interest. Notwithstanding the foregoing, “Company Parties” shall not include the Sponsor and or any entity in which the Sponsor has an equity interest other than GNC and its direct and indirect subsidiaries.
               (c) “Competing Business” means any business that derives 10% or more of its gross annual revenue from the sale and/or distribution of nutritional supplements.
               (d) Confidential Information.
                    (i) “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to GNC or any of its Affiliates (as well as their customers and vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by GNC or any of its Affiliates, (C) because the disclosure of which would have a material adverse effect on the businesses or planned businesses of GNC or its Affiliates or (D) as a matter of law.

                    (ii) Exclusions. Confidential Information does not include material, data or information (A) that GNC or any of its Affiliates has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.
                    (iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to GNC or any of its Affiliates (as well as their clients, customers or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.
               (e) Misappropriate”, or any form thereof, means:

                    (i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or
                    (ii) the disclosure or use of any Confidential Information without the express consent of GNC or any of its Affiliates, as applicable, by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information, (B) at the time of disclosure or use, knew or had reason to know that her or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to GNC or any of its Affiliates to maintain its secrecy or limit its use or (C) before a material change of her or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.
               (f) “Person” means (other than for purposes of Section 4.3(i)) any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.
               (g) “Restricted Period” means the eighteen (18) months after the date of termination of employment.
               (h) “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, materials, compositions, techniques, data, processes, formula, specifications, formulations, plans (marketing, business, strategic, technical or otherwise) concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with Centers (including employment prior to the date of this Agreement).
          5.5 Remedies. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, GNC or any of its Affiliates may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to the rights and causes of action at law of GNC or any of its Affiliates.
          5.6 Interpretation; Severability.
               (a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that GNC and its

Affiliates have made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the legitimate business interests of GNC and its Affiliates.
               (b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the valid business interests of GNC and its Affiliates. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, GNC and its Affiliates shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.
     6. Miscellaneous.
          6.1 Public Statements.
               (a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by GNC, the Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive’s employment or termination from employment with Centers and any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room or program (past, present or future), whether published through the means of print, radio, television or the Internet or otherwise, and any member, representative, agent or employee of the same.
               (b) Non-Disparagement.
                    (i) The Executive agrees that during the Employment Period or at any time thereafter, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of GNC or any of its Affiliates, which would constitute libel, slander or disparagement of GNC or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to GNC or any of its Affiliates; provided, however, that the terms of this Section 6.1(b) shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.
                    (ii) GNC agrees that during the Employment Period or at any time thereafter, GNC will not make any statements, comments or communications in any form, oral, written or electronic, to any Media or any Person, which would constitute libel, slander or disparagement of the Executive, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Executive; provided, however, that the terms of this Section 6.1(b) shall not apply to any documents required to be filed by GNC with the Securities and Exchange Commission (provided that GNC is advised by legal counsel that such disclosure is required in order to comply with GNC’s legal obligations thereunder and such disclosure is limited to only that which is required to be so disclosed) or communications between GNC and, as applicable, GNC’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. GNC further agrees that GNC will not in any way solicit any such statements, comments or communications from others.
          6.2 Consent to Jurisdiction; Remedies. In the event of any dispute, controversy or claim between GNC or any of its Affiliates and the Executive arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties agree and consent to the personal jurisdiction of the Court of Common Pleas for Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania (collectively, the “Agreed Venue”) for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have non-exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The parties also agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the parties may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by any prevailing party as a result of any dispute involving the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Agreement) shall be paid by the non-prevailing party in such dispute.
          6.3 [Intentionally Omitted]
          6.4 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and GNC with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, including, without limitation, the Original Employment Agreement and any term sheets contemplating the execution of an employment agreement setting forth the terms and conditions of the Executive’s continued employment with Centers. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.
          6.5 Governing Law. This Agreement is governed by and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.
          6.6 Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of Holdings or Centers arising out of this Agreement may be assigned by Holdings or Centers to any corporation or entity controlling, controlled by, or under common control with Holdings or Centers, as applicable, or to any Affiliates of Holdings or Centers, as applicable; provided, however, that the assignee shall first deliver to the Executive an express written assumption of this Agreement and Holdings’ or Centers’ obligations hereunder, as applicable. No such assignment shall relieve Holdings or Centers of their obligations under this Agreement without the express written consent of the Executive (which consent will not be unreasonably withheld). Subject to the foregoing, this Agreement is binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.
          6.7 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its teems and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.
          6.8 Interpretation; Construction. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or exhibit hereto; (e) references to any gender include references to all genders; (f) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision); and (g) the word “or” shall be deemed to mean “and/or” unless the context clearly indicates otherwise.
          6.9 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when delivered or when mailed if such mailing is by United States registered or certified mail, return receipt requested, postage prepaid, or by other delivery service which provides evidence of delivery, as follows:
If to Centers or Holdings, to:
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Attention: General Counsel
with copies (which shall not constitute notice) to each of the following:
c/o Ares Corporate Opportunities Fund II, L.P.
1999 Avenue of the Stars
Los Angeles, California 90067
Facsimile: 310-210-4170
Attention: David Kaplan
and
c/o Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario
M2M 4H5
Facsimile: 416-730-5082
Attention: Lee Sienna
With a copy by Facsimile to: 416-730-3771
Attention: Legal Department
and
Proskauer Rose LLP
2049 Century Park East, 32°d Floor
Los Angeles, California
Facsimile: 310-557-2193
Attention: Michael A. Woronoff, Esq.
If to the Executive, to:

Beth J. Kaplan
10955 Nacirema Lane
Stevenson, MD 21153
with a copy (which shall not constitute notice) to:
Andrew Jay Graham
Kramon & Graham, P.A.
One South Street, Suite 2600
Baltimore, MD 21202-3201
or to such other address as one party may provide in writing to the other party from time to time.
          6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
          6.11 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.
          6.12 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.
          6.13 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which the Executive has agreed.
          6.14 Satellite Office. The Executive will work with the CEO to create a strategy to attract the very best marketing and merchandising talent. It is possible that such strategy will include opening a New York office. The decision to open such office and its size and staff, if opened, will be consistent with the best interests of the Company. If and when the New York office is opened, the Executive will split her time between New York and Pittsburgh, as determined by the CEO and Executive, consistent with the best interests of the Company.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement, to be effective for all purposes as of the Effective Date.
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GENERAL NUTRITION CENTERS, INC.
By:	/s/ Gerald J. Stubenhofer, Jr.
Name:	Gerald J. Stubenhofer, Jr.
Title:	Senior Vice President, Chief Legal Officer and Secretary

GNC ACQUISITION HOLDINGS INC.
By:	/s/ Gerald J. Stubenhofer, Jr.
Name:	Gerald J. Stubenhofer, Jr.
Title:	Senior Vice President, Chief Legal Officer and Secretary

EXECUTIVE:
/s/ Beth J. Kaplan
Name:	Beth J. Kaplan

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